EXHIBIT 10(aa)

November 10, 2004

William E. Leahey,

150 Columbus Avenue, #25D,

New York, NY 10023

Dear Bill:

In light of our recent discussions regarding your retirement from Alcoa (“Company”), and the transition of your specific areas of accountability as Executive Vice President-Alcoa and Group President, Alcoa Packaging, Consumer, Construction & Distribution Group, the following sets forth our understanding of the parameters of your continuing relationship with the Company.

The initial focus is to plan and implement a successful transition of your areas of responsibility. Starting immediately, you will begin to assist Ruth Mack to implement a successful and positive transition, and to re-deploy your job functions and responsibilities (“Transitional Services”). These Transitional Services will be performed to achieve the specific goals and objectives, as shall be agreed upon, with Alain Belda or Ruth Mack. It is anticipated that these activities will be completed as quickly as possible, but not later than by December 31, 2004. It is not expected that you will work on a full-time basis, or need to be at work during the entire transition period. Your role as an Officer of Alcoa will cease not later than this date. During the entire transition period, you will continue to receive your current salary, and benefits as an active employee.

Effective January 1, 2005, your job functions and areas of accountability will be restructured, and your position with the Company will be eliminated. You will be placed on an inactive status without pay or other compensation through May 31, 2005, and during this period you will be eligible to receive all benefits, and to participate in all company sponsored programs, which are available to employees of the Company who are placed in a “layoff” status. Benefits will include severance benefits under the Alcoa Involuntary Separation Plan (“ISP”), which offers a Basic Benefit and an Enhanced Benefit. The Basic Benefit offers four (4) weeks pay, and the Enhanced Benefit offers two (2) weeks pay per year of continuous service (maximum 56 weeks), provided that you release the Company from any and all claims. You will be eligible for thirty two (32) weeks of Basic Benefits and Enhanced Benefits for total ISP Benefit of $289,230.00. Your ISP Benefit will be payable June 1, 2005. Applicable federal, state and local taxes will be deducted from your ISP Benefit. In addition, you will continue to be eligible to receive a 2004 Incentive Compensation award, which will be determined and paid in accordance with the terms and conditions of the program. You will not be eligible to receive a 2005 Incentive Compensation award.

Effective June 1, 2005 you will retire from the Company, and commence receiving benefits under the applicable benefit plans and programs, e.g., pension, savings, deferred compensation. After your retirement you will retain any and all rights afforded to you or your beneficiary under all Alcoa sponsored benefit plans or programs in which you are eligible to continue to participate, in accordance with the terms and conditions of such plan or programs as may be amended from time to time. You will be able to exercise your vested, but unexercised options as a retiree in accordance with the stock option program. Specific questions regarding your retirement, and other benefits after your retirement, e.g., stock options, performance shares and other benefit related questions should be referred to Debbie Gates at TBG Consulting at (800) 984-9726 or (412) 281-5472.

It is my understanding that you will begin to pursue other career opportunities during the January 1, 2005 through May 31, 2005 layoff period, as well as after your June 1, 2005 retirement. To assist you with your transition, executive level career transition services will be provided to you. Please contact Jim Michaud at 212-836-2664, and Jim will assist you with the coordination of these services. Should you acquire employment during the layoff period, please contact Jim so the appropriate adjustments, if any, can be made to your medical and other affected welfare benefits.

During your employment with the Company, you have had access to proprietary information, including strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, patents, business operations and other proprietary information. In particular, your role with the Executive Council has provided you with detailed insight regarding the Company’s strategies and plans. You have a legal obligation to maintain the confidentiality of all such information, not to disclose any of it to anyone, not to use any of it whether for your own use, a new employer or otherwise or in a manner that is detrimental to, or inconsistent with any interest of the Company. The Company takes these obligations of yours very seriously and relies upon you to take them very seriously as well. If you have any questions concerning any of these matters, please contact me. If you have any doubt about whether specific information is covered by the above, please contact me, or my successor to discuss your concerns.

It is acknowledged and agreed that because of the unique character of your position with the Company and the highly confidential nature of your knowledge of the Company’s business, in further consideration of the obligations of the Company set forth in this letter, you agree to the following specific limitations concerning your future employment:

For the period beginning January 1, 2005 through December 31, 2006, you will not directly or indirectly enter into any employment arrangements as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise with any domestic or international business or firm that is engaged or may become engaged in business activities that relate to any aspect of the Company’s businesses in which it or its affiliates are currently engaged, or were engaged at any time during your employment with the Company. This includes, but is not limited to, the manufacturing, fabricating, distributing and selling of aluminum and/or aluminum related products for the aerospace, automotive, packaging, home exterior or other aluminum fabricated products markets, as well as any business or firm that is engaged in the mining of bauxite, conversion and refining of bauxite into alumina and/or the sale or distribution of alumina or alumina related chemical products. It is understood and agreed that “packaging,” as referenced and included as a business in which the Company is engaged, is not intended to include an employment arrangement with a business or firm engaged in the manufacture, distribution or selling of cans.

It is not the Company’s intention to restrict or limit your activities, unless it is believed and there is a substantial possibility that your future employment, or activities in any of the lines of business in which the Company is engaged, may be detrimental to the Company’s business interest. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any entity in the above identified markets, for the period beginning January 1, 2005 through December 31, 2006 please consult with me, or my successor to discuss your intended relationship with the competitive entity. You and I recognize that due to the many different businesses which presently compete, or which in the future may compete with the Company in the above identified markets, in order to not unnecessarily restrict your future employment based upon a perceived detrimental impact to the

Company it is important that we maintain a process of liaison to discuss your future business interest. In order to protect your interest as well as the Company’s, we will discuss your desire to enter into an employment arrangement with any manufacturer or firm, which may be perceived as a competitor. The Company’s consent to future employment during this period will not be unreasonably withheld. Please advise me, or my successor if you desire to discuss, and for the Company to consider your prospective employment with a competitor during the identified period.

It is also agreed that during the period January 1, 2005 through December 31, 2006 you will not directly or indirectly solicit, induce or attempt to solicit or induce any current or future employee of the Company to leave the Company for any reason or solicit the trade of, or trade with any current or future customer or supplier of the Company for any purpose. In the event that you become aware that any present or future employee of the Company will be offered employment with any business or firm that you are affiliated with, you will immediately notify me or my successor to confirm your non-solicitation of said employee.

As consideration for the limitation on your future employment and activities as stated above, commencing with the first month following the date of your retirement, you will receive twelve (12) monthly payments of $39,167 (totaling $470,004.00), less applicable federal, state and local taxes, the total of which is equivalent to your present base salary.

This agreement shall be governed and interpreted in accordance with the laws of the State of New York. If the limitations on your future employment or any part thereof should, for any reason whatsoever, be declared invalid by a New York court of competent jurisdiction, the validity or enforceability of the remainder of such limitations and of this agreement shall not be adversely affected. You agree that the foregoing territorial and time limitations are reasonable, properly required for the adequate protection of the proprietary interest and business of the Company, and are supported by adequate consideration. In the event, that any such limitations on your future employment are deemed to be unreasonable by a New York court of competent jurisdiction, you agree to submit to the reduction of any such limitation as said court shall deem reasonable. You understand that your failure to comply with the terms of this agreement will result in an obligation to return any money received as consideration for the limitations contained in this agreement, and any other remedies provided by law to the Company. If any claim or action is brought by the Company due to a breach of this agreement, you will be responsible for paying the Company’s attorney’s fees related to defending such action. It is agreed that the breach of this agreement cannot be reasonably or adequately compensated in damages in an action at law. You expressly agree that in addition to any other rights or remedies, which the Company may have, it shall be entitled to injunctive or other equitable relief to prevent a breach of this agreement.

Also, please note that under Alcoa’s Stock Incentive Plan, the Company retains the right to cancel a participant’s vested, unexercised Alcoa Stock Options if without the prior written consent of the Company, the participant renders services to a competitor after the active employment relationship with the Company has been terminated. If you desire to accept employment or enter into any type of employment relationship with any manufacturer, business or firm, which may be deemed to be a competitor in any line of business of the Company, you agree to notify me or my successor prior to accepting such employment in order to determine if such employment will violate the Alcoa Stock Incentive Plan.

You agree to keep completely confidential the fact, amount and terms of this agreement and will not disclose, directly or indirectly, any such information to any person or entity or otherwise except to your spouse, your attorney, accountant and financial advisor (who shall each also be bound by this agreement), or as may be required by law or subpoena. You recognize and acknowledge that strict confidentiality of this agreement and any and all of the terms hereof is of the essence and that if you, at any time from and after the date of this agreement breach or threaten to breach the confidentially of this agreement, Alcoa shall consider such breach or threatened breach as a breach of the entire agreement and may commence appropriate legal actions whether under law or in equity. The Company acknowledges and recognizes the strict confidentiality of this agreement. Other than any public disclosure which may be required for the Company’s compliance with applicable federal or state laws or regulations, or regulatory agency directives, e.g., Securities and Exchange Commission, the fact and terms of this agreement will only be disclosed to persons who need to know in order to administer the agreement.

In consideration of the foregoing you do release the Company and its officers, employees, directors and agents for yourself, your heirs, executors and assigns from and against all claims of continued employment, causes of action (including, but not limited to, any claims you have had at any time prior to your signing this agreement under Title VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, Employees Retirement Income Security Act, Americans with Disabilities Act, Rehabilitation Act, state or local civil rights laws or any Company internal employment dispute process); damages, liabilities, expenses and costs whatsoever arising by reason of your employment by the Company.

This letter sets forth your specific rights and your release of any and all legal claims you have against the Company. You understand that you may have your own attorney review this letter. In order for you to have time to pursue such a review if you chose to do so, I will leave the offer contained in this letter open for twenty-one (21) days from the receipt of this letter. If you choose to accept the offer contained in this letter, please sign and date both copies of this letter in the spaces provided below and return one copy to me. You may revoke your acceptance of this offer by written notice given within seven (7) days from the date you sign this letter.

This agreed upon arrangement for Transitional Services and additional compensation and benefits will be presented to the Compensation Committee of the Board of Directors of Alcoa for approval, which I expect will be forthcoming.

Sincerely,

ALCOA INC.

By	/s/ Paul D. Thomas

Agreed to and accepted this
29th day of November, 2004

By	/s/ William E. Leahey, Jr.

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